Exhibit 99.1

     New Frontier Media Reports EPS of $0.13/Share for Second Fiscal Quarter

    BOULDER, Colo., Nov. 9 /PRNewswire-FirstCall/ --
New Frontier Media, Inc. (Nasdaq: NOOF), a leader in the electronic distribution of adult entertainment, announced earnings per fully diluted share for its second fiscal quarter of $0.13, net of an effective tax rate of 30%. This compares with $0.14 per fully diluted share for its second quarter a year ago, which reflects no tax expense as taxes were offset fully by net operating losses.
    The Company reported net revenue for the current year quarter of
$12 million compared to $10.9 million for the quarter a year ago, representing an increase of 10%. The Company reported EBITDA (earnings before interest, taxes, depreciation and non-content related amortization) of $4.8 million for the quarter ended September 30, 2004, as compared to $3.7 million for the quarter ended September 30, 2003, representing an increase of 30%.
    Net income for the second quarter of fiscal 2005 increased 11% to
$3.1 million as compared to net income of $2.8 million for the quarter a year ago. Net income for the current year quarter was taxed at an effective rate of 30% while earnings for the quarter a year ago reflected no tax expense as taxes were offset fully by net operating losses.
    "We continue to be very pleased with the Company's performance during this
current fiscal year.   The video-on-demand business remains very strong for
us. Additionally, during our second fiscal quarter we began to see the first launches of our pay-per-view and VOD services with our newest customers. We remain on track to meet our revised guidance for the fiscal year, and expect to be at the mid-to-upper end of our EPS guidance range," stated Michael Weiner, Chief Executive Officer.

    Pay TV
    The Company's Pay TV Group reported revenue of $11.3 million for the quarter ended September 30, 2004, as compared to $10.1 million for the quarter ended September 30, 2003, which represents an increase of 12%. Of this, revenue from the Pay TV Group's Cable/DBS/Hotel services increased 23% to $10.3 million for the quarter ended September 30, 2004, from $8.4 million for the quarter ended September 30, 2003. This increase in Cable/DBS/Hotel revenue is related to an increase in the distribution of the Pay TV Group's video-on-demand ("VOD") service. The Pay TV Group's VOD service, branded as TEN*On Demand, is now distributed to 14.2 million VOD enabled cable households, a 78% increase over the quarter a year ago, and 840,000 hotel rooms in the U.S.
    The Pay TV Group also experienced a 19% increase in its pay-per-view revenue year-over-year for the quarter. This increase is related to an increase in the Pay TV Group's network household distribution as well as to a 13% increase in revenue from its largest customer. The Pay TV Group's network household distribution, excluding VOD distribution, has increased to
58.5 million as of September 30, 2004 from 47.2 million as of the quarter a year ago, representing a 24% increase.
    Revenue from the Group's C-Band services declined 41% to $1.0 million for the quarter ended September 30, 2004, from $1.7 million for the quarter a year ago.
    EBITDA for the Pay TV Group was $5.9 million for the quarter ended September 30, 2004, as compared to EBITDA of $4.7 million for the quarter ended September 30, 2003, representing an increase of 26%. Gross margin for the Pay TV Group increased to 66% for the quarter ended September 30, 2004, from 60% for the quarter a year ago. Operating expenses were 18% of net revenue for both quarters ended September 30, 2004 and 2003, respectively. Overall, operating expenses increased 11% year-over-year for the quarter due to an increase in marketing costs associated with TEN* branding and promotional activities.

    Internet Group
    The Company's Internet Group reported net revenue of $0.7 million for the quarter ended September 30, 2004, as compared to $0.8 million for the quarter ended September 30, 2003, representing a decrease of 13%. EBITDA for the Internet Group was breakeven for the quarter ended September 30, 2004, as compared to $0.1 million for the quarter a year ago.

    Corporate Administration Expenses
    Corporate administration expenses were $1.2 million for the quarter ended September 30, 2004 as compared to $1.1 million for the quarter a year ago, representing an increase of 9%.

    Conference Call Information
    New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time. The participant phone number for the conference call is (800)-366-7417. To participate in the web cast please log on to www.noof.com and click on Investor Relations and then Webcasts & Events. A replay of the conference call will be available for seven days after 1 p.m. Eastern Time on November 9, 2004 at (800)-405-2236, access code 11013988#. The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company's corporate web site, www.noof.com, under Investor Relations/News Releases.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", or variations of such words are intended to identify such forward-looking statements. All statements in this release about the future outlook related to New Frontier Media and statements related to our expectation that we remain on track for our revised earnings guidance, our expectation that we will be at the mid-to-upper end of our EPS guidance range, and the outcome of any contingencies are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

    ABOUT NEW FRONTIER MEDIA, INC.
    New Frontier Media, Inc. is a leading distributor of adult entertainment via electronic platforms. The Company delivers the most extensive lineup of quality programming over the broadest range of electronic means including cable, satellite, Broadband and video-on-demand.

    The Erotic Networks(TM), the umbrella brand for the Company's subscription and pay television subsidiary, provides pay-per-view, video-on-demand, and subscription TV networks and services to over 72 million cable, DBS (direct broadcast satellite) and C-band households throughout North America. The Erotic Networks(TM) include Pleasure(TM), TEN(TM), TEN*Clips(TM), TEN*Xtsy(TM), TEN*Blue(TM), TEN*Blox(TM), TEN*Max(TM) and TEN*On Demand(TM). These networks and services represent the widest variety of editing standards available and are programmed without duplication to offer the most extensive selection of adult network programming under a single corporate umbrella.

    For more information about New Frontier Media, Inc. contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.


    Consolidated Operating Results
    (in '000's except per share amounts)

                               Quarter Ended          Six Months Ended
                                September 30,           September 30,
                             2004         2003         2004         2003

    Revenue                $12,026      $10,919      $23,502      $20,999

    Cost of Sales           (4,133)      (4,295)      (8,078)      (8,187)

    Gross Profit             7,893        6,624       15,424       12,812

    Operating Expenses      (3,579)      (3,487)      (7,210)      (7,417)

    Operating Income         4,314        3,137        8,214        5,395

    Other Income/(Expense)      78         (304)          77         (539)

    Net Income
     Before Taxes           $4,392       $2,833       $8,291       $4,856

    Provision for
     income taxes           (1,330)          (1)      (2,501)          (2)

    Net Income              $3,062       $2,832       $5,790       $4,854

    Basic Income
     Per Share               $0.14        $0.15        $0.26        $0.25

    Diluted Income
     Per Share               $0.13        $0.14        $0.25        $0.23

    Basic shares
     outstanding            22,002       19,436       22,174       19,584

    Diluted shares
     outstanding            22,809       20,748       23,005       20,767


    Reconciliation of Net Income to EBITDA as reported

                               Quarter Ended          Six Months Ended
                                September 30,           September 30,
                             2004         2003        2004         2003

    Net Income              $3,062       $2,832      $5,790       $4,854

    Adjustments:
        Dep'n and Amort.(1)    454          541         904        1,057
        Interest Expense        28          361          62          671
        Interest Income        (81)          (8)       (114)         (20)
        Income Taxes         1,330            1       2,501            2

    EBITDA as reported      $4,793       $3,727      $9,143       $6,564

    (1) Amortization excludes amortization of content licenses

    The Condensed Statement of Operations should be read in conjunction with the Company's Form 10Q, 10-K and other filings with the Securities and Exchange Commission.
    To obtain a copy please contact New Frontier Media, Inc.


    Consolidated Balance Sheet
    (in 000s)
                                                   September 30,    March 31,
                                                       2004           2004
    CURRENT ASSETS:
        Cash and cash equivalents                    $16,515        $15,352
        Investments                                    7,736          1,478
        Accounts receivable, net                       7,854          6,872
        Prepaid expenses                                 422            497
        Other                                            538            236

            TOTAL CURRENT ASSETS                      33,065         24,435

    FURNITURE AND EQUIPMENT, net                       3,527          3,727

    OTHER ASSETS:
        Prepaid distribution rights, net              10,311         11,627
        Goodwill                                       3,743          3,743
        Investments                                    2,127              0
        Other identifiable intangible assets, net        229            356
        Deposits                                          43            156
        Other                                            618            718

            TOTAL OTHER ASSETS                        17,071         16,600

    TOTAL ASSETS                                     $53,663        $44,762

    CURRENT LIABILITIES:
        Accounts payable                              $1,392         $1,767
        Current portion of capital lease
         obligations                                     248            356
        Deferred revenue                                 912          1,304
        Current portion of notes payable                 279            653
        Taxes Payable                                    356              0
        Accrued restructuring expense                  1,018          1,026
        Accrued Compensation                           1,054            952
        Accrued Liabilities                            1,595          1,259

            TOTAL CURRENT LIABILITIES                  6,854          7,317

    LONG TERM LIABILITIES:
        Obligations under capital lease, net of
         current portion                                  60            154
        Note Payable, net of current portion             133            275
        Deferred tax liability                            42              0

            TOTAL LONG-TERM LIABILITIES                  235            429

            TOTAL LIABILITIES                          7,089          7,746

    COMMITMENTS AND CONTINGENCIES

    SHAREHOLDERS' EQUITY
        Common stock                                       2              2
        Additional paid-in capital                    53,361         49,590
        Accumulated deficit                           (6,786)       (12,576)
        Other comprehensive income/(loss)                 (3)             0
            TOTAL SHAREHOLDERS' EQUITY                46,574         37,016

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $53,663        $44,762


SOURCE  New Frontier Media, Inc.
    -0-                             11/09/2004
    /CONTACT: Karyn L. Miller, Chief Financial Officer of New Frontier Media, Inc., +1-303-444-0900, ext. 102, kmiller@noof.com /
    /Web site:  http://www.noof.com/
    (NOOF)

CO:  New Frontier Media, Inc.
ST:  Colorado
IN:  CPR STW ENT FLM TVN ITE MLM
SU:  ERN CCA MAV